Exhibit 5.1

126 East King Street

Lancaster, PA 17602-2893

Tel 717-299-5201 Fax 717-291-4660

www.barley.com

July 21, 2025

Citizens & Northern Corporation

90-92 Main Street

PO Box 58

Wellsboro, PA 16901

Re:	Merger of Citizens & Northern Corporation and Susquehanna Community Financial, Inc.

Dear Ladies and Gentlemen:

We have acted as counsel to Citizens & Northern Corporation, a Pennsylvania corporation (“C&N”), in connection with the registration under the Securities Act of 1933, as amended, by means of a registration statement on Form S-4 (the “Registration Statement”), of 2,273,051 shares (the “Shares”) of the common stock of C&N (“C&N Common Stock”), which is the maximum number of shares to be issued by C&N pursuant to the terms of the Agreement and Plan of Merger, dated April 23, 2025 (the “Merger Agreement”), entered into between C&N and Susquehanna Community Financial, Inc. (“Susquehanna”).

The following transactions will occur upon consummation of the Merger Agreement: (i) each of the outstanding shares of the common stock of Susquehanna (“Susquehanna Common Stock”) will be converted into .8 of a share of C&N Common Stock; (ii) C&N will merge with Susquehanna, with C&N surviving (the “Merger”); and (iii) Citizens & Northern Bank, the wholly-owned subsidiary of C&N, and Susquehanna Community Bank, the wholly-owned subsidiary of Susquehanna, will merge, with Citizens & Northern Bank surviving.

Except as otherwise indicated herein, capitalized terms used in this opinion letter are defined and set forth in the Merger Agreement. Our opinions herein are subject to the following conditions and assumptions:

(1)  All conditions precedent to the obligations of C&N and Susquehanna, as set forth in the Merger Agreement, will have been satisfied at the time of the Merger;

(2)  All covenants required to be performed by C&N and Susquehanna on or before the date of consummation of the Merger, as set forth in the Merger Agreement, will have been performed by them as of such date; and

(3)  The Shares of C&N Common Stock will be issued, and the Merger will be consummated, in strict accordance with the terms of the Merger Agreement.

Based upon and subject to the foregoing, we are of the opinion that the Shares of C&N Common Stock to be issued in connection with the Merger are duly authorized, and, when issued as provided in the Merger Agreement, will be legally issued, fully paid and nonassessable.

We hereby consent to the use of this Opinion in the Registration Statement, and we further consent to the reference to our name in the proxy statement/ prospectus included as part of the Registration Statement, under the caption “Legal Matters”.

Very truly yours,

/s/ Barley Snyder, LLP
Barley Snyder, LLP